Exhibit 10.1

                            EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of April 9, 2002 (the "Execution Date"), by and between Gerald J. Corvino ("Executive") and ZILOG, INC. (the "Company"), a Delaware corporation, based on the following:


         WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;


         WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1.   EMPLOYMENT BY THE COMPANY.

              1.1 Title and Responsibilities. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Executive Vice President and Chief Information Officer, and Executive hereby accepts such employment effective on the date hereof (the "Effective Date"). During his employment with the Company, Executive will devote his full time and attention to the business of the Company, except as otherwise provided herein, and shall do and perform all acts and things necessary to perform his duties.

              1.2 Company Employment Policies. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

         2. COMPENSATION.

              2.1 Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $350,000.00 (the "Base Salary"), payable commencing on the Effective Date and in accordance with the Company's customary payroll practices. The CEO will review Executive's Base Salary on an annual basis.

              2.2 Incentive Bonus. Executive shall be eligible for a cash bonus (the "Incentive Bonus") to be paid within 45 days after the end of each fiscal year of the Company (or if the external auditors have not yet delivered audited financials for the prior year, then within 5 days after such delivery). All bonuses under this section will be calculated based on straight-line increments between each of the EBITDA (as generally determined by the Company) milestones. The milestones for the first two years of this Agreement are as follows:


                  0% of annual salary will be paid for less than $18
                     million annual EBITDA
                  25% of annual salary will be paid on $18 million
                     annual EBITDA
                  75% of annual salary will be paid on $34 million or
                     higher annual EBITDA

After the first two years of this Agreement, the milestones shall be as set by the Board of Directors in their sole discretion.

              2.3 Stock Purchase.

                  (a) Stock purchase upon employment. On or about the effective date of the Plan of Reorganization (the "Plan Effective Date"), the Company will grant Executive 293,000 shares of Restricted Stock subject to the terms and conditions and pursuant to the ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan attached hereto as Exhibit A (the "Omnibus Plan") and any applicable Award Agreement (as defined in the Omnibus Plan). Executive shall receive 25% of such stock on the Effective Date and an additional 25% of such stock on each of the first three anniversaries of the Effective Date.

                  (b) EBITDA linked stock options. On or about the Plan Effective Date, the Company will grant Executive options to purchase 87,000 shares of Common Stock exercisable at $2.76 subject to the terms and conditions and pursuant to the Omnibus Plan and any applicable Award Agreements.

                  (c) Restrictions on Stock and Stock Options. Any stock granted to Executive under (a) or (b) above is subject to the restrictions contained in the Omnibus Plan and any applicable Award Agreement.

              2.4 Company Benefits.

                  (a) Standard Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives.

                  (b) Vacation. Executive will be entitled to four (4) weeks' vacation per year at such times as may be mutually agreed by Executive and the Company. In no event shall Executive be eligible to accrue any more than four weeks' vacation time at any point in time.

                  (c) Business Expenses. The Company will reimburse Executive for all reasonable business expenses actually incurred by Executive. Executive shall provide appropriate supporting documentation of all such expenses in a form reasonably acceptable to the Company.

         3. CONFIDENTIAL INFORMATION. Executive shall sign and abide by the Company's Employee Proprietary Rights and Non-Disclosure Agreement (the "Confidentiality Agreement") and the Company's Policy Statement on Conflicts of Interest (the "Policy Statement").

         4. TERMINATION OF EMPLOYMENT.

              4.1 Termination With or Without Cause.

                  (a) Term of Employment. Subject to Section 1.1, the initial period of employment shall be three years commencing on the Effective Date and shall be automatically renewed for additional terms of one year unless the Company or Executive provides written notice of no less than six months prior to the end of the relevant term of its intent not to renew. Notwithstanding the foregoing, the Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause (as defined below), and Executive shall have the right to terminate his employment with the Company for or without Good Reason (as defined below), subject to the following limitations.

                      (i) Definition of Cause. For purposes of this Agreement, "Cause" shall mean one or more of the following: (a) Executive's material breach of this Agreement; (b) Executive's failure to reasonably and substantially perform his duties under this Agreement; (c) Executive's willful misconduct or gross negligence which materially injures the Company; (d) Executive's conviction or plea of nolo contendere to (i) a felony, or (ii) other serious crime involving moral turpitude. In all of the foregoing cases, the Company shall provide written notice to Executive indicating in reasonable detail the event or circumstances that constitute Cause under this Agreement, and, if such breach or failure is reasonably susceptible to cure, the Company will provide Executive with thirty days to cure such breach or failure prior to termination for Cause.

                      (ii) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material diminution in Executive's duties and responsibilities under this Agreement. Executive shall provide written notice to Company indicating in reasonable detail the event or circumstances that constitute Good Reason under this Agreement, and Executive will provide the Company with thirty days to cure such diminution prior to termination for Good Reason.

                      (iii) Termination for Death or Disability. The Company may terminate Executive's employment due to Executive's death or "Disability." For purposes of this Agreement, "Disability" shall mean any illness, disability or other incapacity renders Executive physically or mentally unable regularly to perform his duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Board shall make a good faith determination of whether Executive is physically or mentally unable to regularly perform his duties, subject to its review and consideration of any physical and/or mental health information provided to it by Executive as determined by a physician reasonably acceptable to the Company.

                  (b) Termination for Cause. If the Company terminates Executive's employment at any time for Cause or as a result of Executive's death or Disability, Executive's salary shall cease on the date of termination or Executive resigns without Good Cause, Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued Base Salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans. All stock options and other stock awards held by Executive shall cease vesting as of the date of termination, and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

                  (c) Termination without Cause or Resignation for Good Reason. If the Company terminates Executive's employment at any time without Cause, or Executive resigns at any time for Good Reason, the Company shall pay to Executive, as sole and complete compensation100% of Executive's then current Base Salary. The Company shall make such payments to Executive within 30 days after such termination (including any cure periods if Executive has resigned for Good Reason). The Company also shall continue to provide medical benefits comparable to the benefits Executive received while employed by Company for one year; provided, however, that the Company's obligation to provide such medical benefits shall cease if Executive becomes eligible for coverage under another employer's medical benefits.

         5.   CHANGE OF CONTROL.

              5.1 Definition. For purposes of this Agreement, Change of Control means the occurrence of any of the following: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (iii) from and after the Listing Date (as defined in the Omnibus Plan), the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors. Notwithstanding the foregoing, prior to the Plan Effective Date, issuance of stock to the holders of Senior Notes (as defined in the Reorganization Plan) pursuant to the Reorganization Plan or any other transaction which is consummated without the approval of the holders of Senior Notes shall not be deemed to constitute, for purposes of this Agreement, a Change of Control.

              5.2 Change of Control Termination. In the event Executive decides to terminate his employment with the Company, with or without Good Reason, within thirty days following a Change of Control, the Company shall pay Executive, within 30 days after such termination, an amount equal to his then current annual Base Salary. The Company also shall continue to provide medical benefits comparable to the benefits Executive received while employed by the Company for one year, provided, however, that the Company's obligation to provide such medical benefits shall cease if Executive becomes eligible for coverage under another employer's medical benefits. The Company also shall accelerate the vesting on all stock, stock options and other stock awards held by Executive so that Executive is fully vested.

         6. NONSOLICITATION. In the event Executive's employment with the Company is terminated by the Company or the Executive, with or without Cause or Good Reason, then for eighteen (18) months immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause (i) any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity, or (ii) any actual customer at the time of employment termination to discontinue or otherwise alter its relationship with the Company.

         7. CONFIDENTIALITY. Executive shall keep the existence and terms of this Agreement confidential, provided that he may discuss this Agreement with his family members, counsel and, financial advisors, or disclose it as required by law.

         8. GENERAL PROVISIONS.

              8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

              8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

              8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

              8.4 Entire Agreement. This Agreement, the Omnibus Plan, the Confidentiality Agreement, and the Policy Statement constitute the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between Executive and the Company with regard to this subject matter. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

              8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

              8.6 Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

              8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

              8.8 Attorneys' Fees. If either party hereto brings any action, suit or other proceeding to interpret this Agreement or to determine or enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees (including in-house counsel fees) and costs incurred in connection with such action to the extent that a party prevails.

              8.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

              8.10 Injunctive Relief; Specific Performance. Executive hereby expressly agrees and acknowledges that an actual or threatened breach by Executive of any of Executive's obligations under Sections 3, 6 and 7 hereof would result in severe and irreparable injury to the Company, which injury could not be adequately compensated by an award of money damages, and Executive therefore agrees and acknowledges that the Company shall be entitled to injunctive relief in the event of any such breach of this Agreement, or to enjoin or prevent such a breach, notwithstanding
Section 8.11,and that such injunctive relief may be sought from any court or tribunal of competent jurisdiction.

              8.11 Mutual Agreement to Arbitrate. Except for an action exclusively seeking injunctive relief, Executive and the Company each hereby agree to use final and binding arbitration to resolve any and all disputes (each, an "Arbitrable Dispute"), which they may have with one another or with any affiliate of one another. Except as set forth in
Section 8.10, this arbitration agreement applies to all matters relating to this Agreement, Executive's employment with and/or termination from the Company, and any claims or controversies arising out of or relating to Executive's employment, including, but not limited to, disputes about the validity, interpretation or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation or breach of any state or federal equal employment opportunity laws, including, but not limited to, those claims covered by the California Fair Employment and Housing Act, Title VII, 42 U.S.C. Section 2000e et seq., the Federal Age Discrimination in Employment Act, the Fair Labor Standards Act and the Americans with Disabilities Act.

              The arbitration will take place in San Francisco, California (unless the parties mutually agree to an alternative venue), before a single experienced employment arbitrator licensed to practice law in California and selected in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (the "Rules"). The arbitration shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and provided, further, that the Rules shall be modified by the arbitrator as to the extent necessary to be consistent with applicable law. The arbitration will be conducted in accordance with such Rules, and, to the extent required by California law, the Company shall pay the administrative costs and arbitrator's fees associated with certain claims that are the subject of arbitration. Subject to Section 8.8 hereof, it is understood, however, that Executive shall bear his own attorney's, expert, witness and other fees associated with the arbitration.

              The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the terms of Section 8.2. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be allowed to award attorneys' fees pursuant to
Section 8.8 and in accordance with applicable law.

              The parties understand and agree that the arbitrator's decision shall be in writing with sufficient explanation to allow for such meaningful judicial review as may be permitted by law, and that such decision shall be final and binding. The arbitrator shall be required to follow applicable law. Executive and the Company understand that, by entering into this Agreement, they each are waiving their respective rights to have an Arbitrable Dispute adjudicated by a court or by a jury. Executive hereby acknowledges by initialing this provision that Executive has read and understood, and that Executive expressly agrees to be bound by, the terms of this Section 8.11. __________ (Initials)

              8.12 Assistance in Litigation. At all times during and after the term of this Agreement, Executive will render assistance, advice and counsel to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation. The Company will reimburse Executive for his actual, reasonable travel expenditures and other costs incurred in connection with such assistance, upon submission of documentation in a form acceptable to the Company.

              8.13 Effective Date. This Agreement is subject to the approval of the Board of Directors and shall be terminated immediately if the currently contemplated plan of reorganization is not confirmed.




         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

ZILOG, INC.

By: /s/ James M. Thorburn
   -----------------------------------
Print Name: James M. Thorburn
Title: Chairman and CEO



/s/ Gerald J. Corvino
--------------------------------------
Gerald J. Corvino